Exhibit 10.2
Zimmer Holdings, Inc.
2001 STOCK INCENTIVE PLAN
INTERNATIONAL PERFORMANCE SHARE AWARD GRANTED TO
AWARD RECIPIENT: [     ]
TARGET NUMBER OF PERFORMANCE SHARES: [     ]
MAXIMUM NUMBER OF PERFORMANCE SHARES: [     ]
AWARD DATE: [     ]
Compensation and Management Development Committee:
Gentlemen:
     You have advised me that I have been granted the above performance share award subject to the terms, restrictions and conditions set forth in this agreement. I understand that I may be expected to retain shares of common stock of Zimmer Holdings, Inc. (the “Company”) earned by me under this award to comply with the Company’s stock retention guidelines in effect at the time the shares are paid.
     My signature below indicates my agreement to all the terms, restrictions and conditions herein set forth.

Date	Signature
ZIMMER HOLDINGS, INC.
2001 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AWARD
     1. PERFORMANCE SHARE AWARD
     Under Section 8 of the Zimmer Holdings, Inc. 2001 Stock Incentive Plan (the “Plan”), the Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc. (the “Committee”) has granted to the Award Recipient on the Award Date the award of performance shares set forth above (the “Award”). Each performance share shall entitle the Award Recipient to earn a share of the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to the terms, conditions, and restrictions set forth in this agreement (the “Award Agreement”). The purposes of the Award are to motivate and retain the Award Recipient as an employee of the Company or a subsidiary of the Company, to encourage the Award Recipient to continue to give best efforts for the Company’s future success, and to further the opportunity for stock ownership by the Award Recipient in order to increase the Award Recipient’s proprietary interest in the Company. Except as may be required by law, the Award Recipient is not required to make any payment (other than payments for taxes pursuant to Section 4(c) hereof) or provide any additional consideration for the Award other than the rendering of future services to the Company or one of its subsidiaries.

     2. GENERAL
     (a) No shares of Common Stock shall be earned unless and until the Committee shall have determined the extent to which the performance criteria set forth in Annex A hereto have been met with respect to the three-year period beginning January 1, 2006 and ending December 31, 2008 (the “Award Period”).
     (b) The Award Recipient shall not have any of the rights of a stockholder of the Company, including the right to vote or receive dividends and other distributions with respect to the shares of Common Stock covered by this Award until the shares have been earned.
     (c) The Committee has not granted the Award Recipient any Associated Options (as described in Section 8(b)(11) of the Plan) in conjunction with the Award.
     (d) Notwithstanding anything to the contrary herein, the number of shares of Common Stock that may be earned under this Award shall be limited to the maximum number of shares that would not exceed the individual participant limitation contained in Section 3(b) of the Plan.
     3. CONDITIONS
     (a) Except as set forth in sub-sections (b) and (c) below, if during the Award Period, the Award Recipient’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than Retirement, death or Disability, the Award Recipient’s right to receive any shares covered by the Award shall be canceled, forfeited and surrendered, unless determined otherwise by the Committee in its sole discretion. For the avoidance of doubt, it is expressly stated that, except as set forth in sub-sections (b) and (c) below or unless determined otherwise by the Committee, an Award Recipient whose employment with the Company or any Subsidiary or Affiliate terminates during the Award Period for any reason other than Retirement, death or Disability shall not be deemed to have earned a pro rata portion of the shares covered by this Award and instead shall forfeit the Award in its entirety. The terms “Subsidiary,” “Affiliate,” “Retirement” and “Disability” shall have the meanings specified in Section 2 of the Plan.
     (b) In the event of an Award Recipient’s Retirement, death or Disability prior to the end of the Award Period, if such Retirement, death or Disability occurs after the Award Recipient has been continuously employed for one year or more from the Award Date and prior to a “change in control” of the Company, or as otherwise determined by the Committee, the Award Recipient or his estate shall be entitled to a portion of the shares covered by this Award at the end of the Award Period, subject to the attainment of the performance criteria described in Annex A as certified by the Committee. As soon as practicable following the availability of audited results of the Company for the year ended December 31, 2008, the Committee shall determine whether and the extent to which the performance criteria described in Annex A have been satisfied and the number of shares covered by the Award that would have been earned if the Award Recipient’s employment had not terminated prior to the end of the Award Period. The Award Recipient or his estate shall be entitled only to a pro rata portion (rounded down to the nearest whole share) of such shares based on the number of whole calendar months the Award Recipient was employed from the beginning of the Award Period to the date of termination divided by thirty-six (36). For purposes of this Award Agreement, the date of the Award Recipient’s termination of employment will be measured by the date of termination of the Award Recipient’s active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Award Recipient is no longer actively employed for purposes of the Award.
     (c) If the Company undergoes a “change in control” during the Award Period, the number of shares earned under this sub-section (c) shall be the greater of: (i) the Target Number as specified above or (ii) the number of shares that would have been earned by applying the performance criteria specified in Annex A to the Company’s actual performance from the beginning of the Award Period to the date of the change in control. The Committee shall determine the “Fair Market Value” of the shares earned under this sub-section (c) as of the date of the change in control, the payment of which shall be deferred until the earlier of: (i) any termination of employment of the Award Recipient that is a “Qualifying Termination” or (ii) December 31, 2008. The Company shall pay the value of the earned Award (net of any Withholding Tax Obligation as defined in Section 4(c)) in cash as soon as practicable thereafter. The terms “change in control,” “Fair Market Value” and “Qualifying Termination” shall have the meanings specified in Sections 2 and 14 of the Plan. Notwithstanding the foregoing, to the extent any payment under this sub-section 3(c) is “nonqualified deferred compensation” and the Award Recipient is considered a “specified employee” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, then the payment will be made on the date ending on the expiration of the sixth month following the date of the Award Recipient’s Qualifying Termination.

     (d) In the event that the Award Recipient fails promptly to pay or make satisfactory arrangements as to the Withholding Tax Obligation as provided in Section 4(c), all shares covered by the Award shall be forfeited by the Award Recipient.
     (e) The Award Recipient may, at any time prior to the expiration of the Award Period, waive all rights with respect to earning all or some of the shares covered by this Award by delivering to the Company a written notice of such waiver.
     (f) (i) A transfer of an Award Recipient’s employment from the Company to a Subsidiary or Affiliate, or vice versa, or from one Subsidiary or Affiliate to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided the Award Recipient’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, any failure of the Award Recipient to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), the Award Recipient will be considered to have been continuously employed by the Company.
     (g) As a condition of receiving the Award, the Award Recipient has entered into or reaffirmed a non-solicitation and/or non-compete agreement with the Company. The Award Recipient understands and agrees that if he or she violates any provision of such agreement, the Committee may require the Award Recipient to forfeit any or all unearned shares covered by this Award and to repay to the Company any portion or all of any gain or benefit received by the Award Recipient with respect to the Award.
     4. ISSUANCE OF SHARES; DEFERRAL AND TAXES
     (a) As soon as practicable following the availability of audited results of the Company for the year ended December 31, 2008, the Committee shall determine whether and the extent to which the performance criteria in Annex A have been satisfied and the amount of shares earned. Except as otherwise provided in sub-section (c) hereof, the shares earned under this Award shall be paid to the Award Recipient on March 15, 2009.
     (b) The Committee has determined that the Award Recipient may not request the Committee to approve the deferred payment of any part of the Award.
     (c) The Company shall not be required to issue or deliver any certificate or certificates for shares of the Common Stock earned pursuant to this Award prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, (iii) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable, and (iv) the payment to the Company, upon its demand, of any amount requested by the Company for the purpose of satisfying its withholding obligation, if any, with respect to any Tax-Related Items (as defined in Section 9 below).
     5. CHANGES IN CAPITALIZATION
     If prior to the issuance of the shares of Common Stock covered by this Award, any changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the number and class of shares of Common Stock subject to this Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If as a result of any adjustment under this paragraph any Award Recipient should become entitled to a fractional share of stock, the Award Recipient shall have the right only to the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.
     6. NOTICE
     Until the Award Recipient is advised otherwise by the Committee, all notices and other correspondence with respect to this Award will be effective upon receipt at the following address:

Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc.
Zimmer Holdings, Inc.
345 East Main Street
Post Office Box 708
Warsaw, Indiana 46581-0708
     7. NO ADDITIONAL RIGHTS
     Except as explicitly provided in this Award Agreement, this Award Agreement will not confer any rights upon the Award Recipient, including any right with respect to continuation of employment by the Company or any of its Subsidiaries or Affiliates or any right to future awards under the Plan. In no event shall the value, at any time, of this Award Agreement, the Common Stock covered by this Award or any other benefit provided under this Award Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its Subsidiaries unless otherwise specifically provided for in such plan.
     8. ACKNOWLEDGMENT OF NATURE OF PLAN AND AWARD
     In accepting the Award, the Award Recipient acknowledges that:
     (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
     (b) the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards even if Awards have been awarded repeatedly in the past;
     (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
     (d) the Award Recipient’s participation in the Plan is voluntary;
     (e) Awards are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Award Recipient’s actual employer (the “Employer”), and Awards are outside the scope of the Award Recipient’s employment contract, if any;
     (f) Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
     (g) neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confer upon the Award Recipient any right with respect to employment or continuation of current employment, and in the event that the Award Recipient is not an employee of the Company or any Subsidiary of the Company, Awards shall not be interpreted to form an employment contract or relationship with the Company or any Subsidiary of the Company;
     (h) the future value of the underlying shares is unknown and cannot be predicted with certainty;
     (i) if the Award Recipient receives shares, the value of such shares acquired may increase or decrease in value; and
     (j) no claim or entitlement to compensation or damages arises from termination of the Award, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the Award or shares received upon settlement of the Award resulting from termination of the Award Recipient’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Award Recipient irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, the Award Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

     9. RESPONSIBILITY FOR TAXES
     Regardless of any action the Company or the Employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax Related Items”), the Award Recipient acknowledges that the ultimate liability for all Tax Related Items legally due by the Award Recipient is and remains the Award Recipient’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Award, the end of the Award Period, the payment of shares at the end of the Award Period or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at the end of the Award Period and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Award Recipient’s liability for Tax Related Items.
     Prior to the issuance of shares after the end of the Award Period, the Award Recipient shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Award Recipient authorizes the Company or the Employer to withhold all applicable Tax Related Items legally payable by the Award Recipient from the Award Recipient’s wages or other cash compensation payable to the Award Recipient by the Company or the Employer. Alternatively, or in addition, if permissible under local law, the Company or the Employer may, in their sole discretion, (i) sell or arrange for the sale of shares to be issued at the end of the Award Period to satisfy the withholding or payment on account obligation, and/or (ii) withhold in shares, provided that the Company and the Award Recipient’s actual employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. The Award Recipient shall pay to the Company or to the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of the Award Recipient’s receipt of the Award or the payment of the shares at the end of the Award Period that cannot be satisfied by the means previously described. The Company may refuse to deliver shares to the Award Recipient if the Award Recipient fails to comply with the Award Recipient’s obligation in connection with the Tax Related Items as described herein.
     10. DATA PRIVACY NOTICE AND CONSENT
     The Award Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Award Recipient’s personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Award Recipient’s participation in the Plan.
     The Award Recipient understands that the Company and the Award Recipient’s employer may hold certain personal information about the Award Recipient, including, but not limited to, the Award Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in the Award Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Award Recipient understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Award Recipient’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Award Recipient’s country. The Award Recipient understands that the Award Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting the Award Recipient’s local human resources representative. The Award Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Award Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon settlement of the Award may be deposited. The Award Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the Award Recipient’s participation in the Plan. The Award Recipient understands that the Award Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Award Recipient’s local human resources representative. The Award Recipient understands that refusal or withdrawal of consent may affect the Award Recipient’s ability to participate in the Plan. For more information on the consequences of the Award Recipient’s refusal to consent or withdrawal of consent, the Award Recipient understands that the Award Recipient may contact the Award Recipient’s local human resources representative.
     11. ELECTRONIC DELIVERY
     The Company may, in its sole discretion, decide to deliver any documents related to Award awarded under the Plan or future Awards that may be awarded under the Plan by electronic means or request the Award Recipient’s consent to participate in the Plan by electronic means. The Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     12. SEVERABILITY
     If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.
     13. LANGUAGE
     If the Award Recipient has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
     14. CONSTRUCTION AND INTERPRETATION
     The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Award Agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon the Award Recipient and all interested parties. The terms and conditions set forth in this Award Agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This Award Agreement contains the entire understanding of the parties and may not be modified or amended except in writing duly signed by the parties. The waiver of, or failure to enforce, any provision of this Award Agreement or the Plan by the Company will not constitute a waiver by the Company of the same provision or right at any other time or a waiver of any other provision or right. The various provisions of this Award Agreement are severable and any determination of invalidity or unenforceability of any provision shall have no effect on the remaining provisions. This Award Agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties. The validity and construction of this Award Agreement shall be governed by the laws of the State of Indiana.

ZIMMER HOLDINGS, INC.

By

ANNEX A
PERFORMANCE CRITERIA
     The number of shares of Common Stock that may be earned with respect to the Award shall be determined based upon the compound annual growth rate [CAGR] of earnings per share for the Award Period. The number of earned shares expressed as a percentage of the Maximum Award shall be determined by reference to the following payout matrix:

Actual	Compound
Performance as a	Annual Growth Rate
Percentage of	[CAGR] of	Percentage of
Targeted	Earnings per Share**	Maximum
Performance*	for the Award Period	Award Earned*
Less than 85%	Less than ___%	None
85%	___%	18.3%
90%	___%	23.3%
100%	___%	33.3%
110%	___%	66.7%
120%	___%	100.0%

*	Linear interpolations between specified percentages.

**	Computed based on net earnings adjusted to exclude (i) the after-tax effect of inventory step-up costs associated with any acquisition; (ii) the after-tax effect of acquisition and integration costs; and (iii) any other major non-operational charges to earnings described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.